EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statements No. 333-94181, 333-94185, 333-101022, 333-118987 and 333-128381 of Genta Incorporated and Subsidiaries of our report dated February 12, 2009, except for the effects of the retroactive adjustment for the one-for-fifty reverse stock split described in Note 1, which the date is June 26, 2009, with respect to the consolidated financial statements as of December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph relating to Genta Incorporated’s ability to continue as a going concern) and for the year then ended and the retroactive adjustments to the 2007 and 2006 consolidated financial statements of Genta Incorporated and Subsidiaries for the one-for-fifty reverse common stock split, not presented herein, appearing in the Current Report on Form 8-K of Genta Incorporated.

/s/ AMPER,POLITZINER & MATTIA, LLP

Edison, New Jersey
September 4, 2009